UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         May 5, 2010

USA TRUCK, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 5, 2010, Mr. James D. Simpson, III was appointed to serve on the Board of Directors of USA Truck, Inc. (the  “Company”) to fill a vacancy left by Mr. Joe D. Powers who retired  from the Company’s Board of Directors effective May 5, 2010.  Mr. Simpson was recommended by the Company’s Nominating Committee and appointed as a Class I Director by the unanimous vote of the Company’s Board of Directors for a term expiring at the 2011 Annual Meeting of Stockholders.

Mr. Simpson, age 70, has extensive knowledge in the area of finance.  He is currently employed by Stephens Inc. as an Executive Vice President and Manager of Corporate Finance.  Mr. Simpson holds a Bachelor of Arts Degree from Davidson College and Masters of Business Administration from The Wharton School, University of Pennsylvania.  He serves on the boards of several community and civic organizations.

Mr. Simpson satisfies the categorical independence standards set forth in the Company’s Corporate Governance Guidelines and has been determined by the independent directors of the Board of Directors to be an independent director.

There is no arrangement or understanding between Mr. Simpson and any other person pursuant to which Mr. Simpson was elected as a director of the Company.  There are no transactions in which Mr. Simpson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 5, 2010, the Annual Meeting of Stockholders (“Annual Meeting”) of USA Truck, Inc. (the “Company”) was held, at which meeting the following proposal was passed by the stockholders.

The Board of Directors nominated two nominees to stand for election at the 2010 Annual Meeting and each of the nominees were elected by a plurality of votes cast by shares entitled to vote at the meeting.  Therefore, in accordance with the voting results listed below, the nominees were elected to serve a term expiring at the 2013 Annual Meeting.

	Votes	Votes	Broker
Nominee	For	Withheld	Non-votes
Robert M. Powell	3,898,993	4,931,220	--
James B. Speed	3,895,109	4,935,103	--

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	May 6, 2010	/s/ Clifton R. Beckham
Clifton R. Beckham
President and Chief Executive Officer

Date:	May 6, 2010	/s/ Darron R. Ming
Darron R. Ming
Vice President, Finance and Chief Financial Officer